UNITED NATIONAL EARNINGS UP 37% IN 1996


Bridgewater, NJ -- January 22, 1997 -- United National Bancorp (NASDAQ-UNBJ), parent company of United National Bank, reported a 37% increase in net income for 1996. For the year, consolidated net income was $11,460,000 or $3.01 per share, an increase of 37% over the $8,374,000 or $2.19 per share reported in 1995. The 1995 net income included one-time charges of $2,089,000 or $0.55 per share related to the acquisition of New Era Bank and formation of United Financial Services, a third party service provider.


Consolidated net income for the fourth quarter was $3,143,000, an increase of 66% from the $1,898,000 earned in the fourth quarter of 1995. Earnings per share for the fourth quarter of 1996 were $0.82 compared to $0.50 for the same period in 1995.


Total assets at December 31 were $1,037,549,000. Deposits rose 3% to $881,274,000 at December 31 as compared to $854,628,000 at year-end 1995. Loans, net of unearned income, increased 7% to $589,254,000 at December 31 as compared to $551,222,000 at year-end 1995.


"Our 1996 performance reflects significant progress in achieving our strategic initiatives," said Thomas C. Gregor, chairman and chief executive officer. "The 1996 results are a reflection of outstanding efforts throughout our organization. Asset quality and key performance ratios for the year remained strong. Our strategic initiatives provide a solid base for future earnings growth."


United National Bancorp is a $1 billion asset bank holding company whose principal subsidiary is United National Bank. The Bank operates 18 offices in New Jersey throughout Hunterdon, Middlesex, Somerset, Union and Warren counties. Through its Lending, Trust and Banking division, United National offers products and services to match virtually any need.


Contact: media, Donald Reinhard, 908-429-2370 or investors, Donald Malwitz, 908-429-2405, both of United National.